As filed with the Securities and Exchange Commission on July 14, 2006

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHEROKEE INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4182437
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

6835 Valjean Avenue
Van Nuys, CA 91406
(818) 908-9868
(Address of principal executive offices)

The 2006 Incentive Award Plan of
Cherokee Inc.
(Full title of the Plan(s))

Russell J. Riopelle
Chief Financial Officer
6835 Valjean Avenue
Van Nuys, CA 91406
(818) 908-9868
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Scott M. Stanton, Esq.
Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92130
(858) 720-5100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.02 par value per share	250,000 shares	$40.365	$10,091,250	$1,079.76

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)          Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Global Select Market on July 11, 2006.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

Item 1.       Plan Information.*

Item 2.       Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

a.             The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, which includes audited financial statements for the Registrant’s latest fiscal year.

b.             All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

c.             The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 10, filed April 24, 1995 pursuant to Section 12(b) or 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

Not applicable.

Item 5.       Interests of Named Experts and Counsel.

Not applicable.

Item 6.       Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act.

The Registrant’s Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable to the company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (d) any transaction from which the directors derived an improper personal benefit.

The Registrant’s Bylaws provide for indemnification of its directors, officers, employees and agents to the maximum extent permitted by Delaware law, and that such right of indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of the Registrant. The Registrant’s Bylaws also authorize the Registrant to advance funds to a director or officer for costs and expenses (including attorneys’ fees) incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

In addition the Registrant has entered into indemnity agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgement under certain circumstances.

Item 7.       Exemption From Registration Claimed.

Not applicable.

Item 8.       Exhibits.

5.1           Opinion of Morrison & Foerster LLP

23.1         Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2         Consent of PricewaterhouseCoopers LLP

24.1         Power of Attorney (see Signature Page)

99.1*       The 2006 Incentive Award Plan of Cherokee Inc.

*Incorporated by reference to Annex A of the Cherokee Inc. Definitive Proxy Statement dated April 20, 2006.

Item 9.       Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Cherokee Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, State of California, on July 11, 2006.

CHEROKEE INC.

By:	/s/ Robert Margolis
Robert Margolis
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert Margolis and Russell J. Riopelle, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert Margolis	Chairman and Chief Executive Officer	July 11, 2006
Robert Margolis	(principal executive officer)

/s/ Russell J. Riopelle	Chief Financial Officer	July 11, 2006
Russell J. Riopelle	(principal financial and accounting officer)

/s/ Timothy Ewing	Director	July 11, 2006
Timothy Ewing

/s/ Keith Hull	Director	July 11, 2006
Keith Hull

/s/ Dave Mullen	Director	July 11, 2006
Dave Mullen

/s/ Jess Ravich	Director	July 11, 2006
Jess Ravich

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (see Signature Page)

99.1*	The 2006 Incentive Award Plan of Cherokee Inc.

*Incorporated by reference to Annex A of the Cherokee Inc. Definitive Proxy Statement dated April 20, 2006.